Exhibit 2.2

                            AMENDMENT NO. 2 TO
                    AGREEMENT AND PLAN OF AMALGAMATION

               Amendment No. 2 dated as of August 14, 1998 (the "Amendment") to the Agreement and Plan of Amalgamation dated as of February 4, 1998, as amended (the "Amalgamation Agreement"), among NTL Incorporated ("NTL"), NTL (Bermuda) Limited ("Sub") and Comcast UK Cable Partners Limited ("Partners").

                           W I T N E S S E T H:

               WHEREAS, the parties hereto have previously entered into the Amalgamation Agreement;

               WHEREAS, concurrent herewith, NTL and Partners are entering into an agreement dated August 14, 1998 (the "TeleWest Agreement") with TeleWest Communications Plc and TeleWest Communications Holdings Limited relating to Birmingham Cable and Cable London; and

               WHEREAS, the parties hereto now desire to amend and supplement certain provisions of the Amalgamation Agreement;

               NOW, THEREFORE, the parties hereto agree as follows:

            1. Section 7.1(b)(i) of the Amalgamation Agreement is hereby amended in its entirety to read as follows:

                       (i) if the Amalgamation shall not have been consummated by November 4, 1998 (the "End Date"), provided, however, that (x) if there shall occur at any time subsequent to September 4, 1998 and prior to November 4, 1998 any Restraint prohibiting, delaying or restricting the Partners Stockholders Meeting, the voting of shares by Comcast Corporation in favor of the Amalgamation or the consummation of the Amalgamation, the End Date shall be extended to December 31, 1998, (y) if, as of November 4, 1998, the Required Consents of the bondholders of Partners shall not have been obtained, the End Date shall be extended to December 31, 1998, and (z) the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Amalgamation to be consummated by such time; provided, however, that this Agreement may be extended not more than 30 days (but in no event to a date later than December 4, 1998) by either party by written notice to the other party if the Amalgamation shall not have been consummated as a direct result of NTL or Partners having failed to receive all regulatory approvals required to be obtained with respect to the Amalgamation.

            2. Section 5.5 and Section 5.16 of the Amalgamation Agreement are hereby amended by deleting the phrase "reasonable best efforts" each place it appears in such Sections and replacing it with the phrase "best efforts". Notwithstanding the provisions of Section 5.5, the parties agree that it shall not be a breach of any party's obligations thereunder if, prior to October 14, 1998, the conditions to closing set forth in Article VI have been satisfied and the Closing does not take place until October 14, 1998 in order to permit BC Completion (as defined in the TeleWest Agreement) to take place contemporaneously with the Closing.

            3. Section 6.2(d) of the Amalgamation Agreement is hereby amended by deleting the number "180" and replacing it with the number "150".

            4. NTL and Sub hereby expressly consent to the TeleWest Agreement and the transactions contemplated thereby and, for purposes of
Section 8.6 of the Amalgamation Agreement, the TeleWest Agreement is hereby deemed to be a document referred to in the Amalgamation Agreement. It is expressly understood that if the Amalgamation is not consummated, Partners shall be entitled to exercise all of its rights under the TeleWest Agreement without any obligation of any kind to NTL.

            5. As a result of the entering into of the TeleWest Agreement, the parties agree that (i) the Rights of First Refusal relating to Birmingham Cable have been "Resolved"; provided that if, as of the Closing, the BC Completion shall not have taken place or shall not be taking place contemporaneously with the Closing, the Rights of First Refusal relating to Birmingham Cable shall be deemed to be "Unresolved", and (ii) the Rights of First Refusal relating to Cable London have been "Resolved".

            6. Unless otherwise specifically defined herein, each term used herein which is defined in the Amalgamation Agreement shall have the meaning assigned to such term in the Amalgamation Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each similar reference contained in the Amalgamation Agreement shall from and after the date hereof refer to the Amalgamation Agreement as amended hereby.

            7. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

            8. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective as of the date hereof.

            9. Except as amended hereby, all of the terms of the Amalgamation Agreement shall remain and continue in full force and effect and are hereby confirmed in all respects.

               IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

                              NTL INCORPORATED


                              By: /s/ John Gregg
                                  --------------------------------------
                                  Name:  John Gregg
                                  Title: Managing Director, Corporate
                                         Development


                              NTL (BERMUDA) LIMITED


                              By: /s/ Richard J. Lubasch
                                  --------------------------------------
                                  Name:  Richard J. Lubasch
                                  Title: Vice President


                              COMCAST UK CABLE PARTNERS LIMITED


                              By: /s/ Ken Mikalauskas
                                  --------------------------------------
                                  Name: Ken Mikalauskas
                                  Title: Vice President, Finance